EXHIBIT 2.1.1

AMENDMENT NO. 1

TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of November 1, 2010 and effective as of October 16, 2010, amends the Agreement and Plan of Merger (the “Agreement”), dated as of October 16, 2010, by and among Northeast Utilities, a Massachusetts business trust and voluntary association (“Northeast Utilities”), NU Holding Energy 2 LLC, a Massachusetts limited liability company and a direct wholly owned Subsidiary of Northeast Utilities, NU Holding Energy 1 LLC, a Massachusetts limited liability company and a direct wholly owned Subsidiary of Northeast Utilities and NSTAR, a Massachusetts business trust and voluntary association (“NSTAR”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the parties hereto have entered into the Agreement;

WHEREAS, in accordance with Section 8.1 of the Agreement, the parties hereto wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties to the Agreement, intending to be legally bound, agree as follows:

i. Article VIII of the Agreement is hereby amended by adding a new Section 8.13 thereto, as follows:

“Section 8.13. Trustee and Shareholder Liability. Pursuant to and in accordance with the declarations of trust of each of Northeast Utilities and NSTAR, no trustee or shareholder of Northeast Utilities or NSTAR shall be held to any liability whatsoever for the payment of any sum of money or for damages or otherwise under this Agreement, and this Agreement shall not be enforceable against any such trustee or shareholder in their or his or her individual capacities or capacity. Every person, firm, association, trust or corporation having any claim or demand arising under this Agreement and relating to Northeast Utilities, NSTAR, or their shareholders or trustees shall look solely to the trust estate of Northeast Utilities or NSTAR, as applicable, for the payment or satisfaction thereof. This agreement shall be enforceable against the trustees of Northeast Utilities only as such.”

ii. No Other Amendments or Supplements to Agreement.

On and after the date hereof, each reference in the Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Agreement as amended and supplemented hereby.

Except as otherwise expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and continue in full force and effect.

iii. Counterparts. This Amendment may be executed in several counterparts (including counterparts delivered by facsimile transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

EXECUTION COPY

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first above written.

NORTHEAST UTILITIES

By:	/S/ GREGORY B. BUTLER
Name:	Gregory B. Butler
Title:	Senior Vice President and General Counsel

NU HOLDING ENERGY 1 LLC

By:	/S/ GREGORY B. BUTLER
Name:	Gregory B. Butler
Title:	Vice President and Secretary

NU HOLDING ENERGY 2 LLC

By:	/S/ GREGORY B. BUTLER
Name:	Gregory B. Butler
Title:	Vice President and Secretary

NSTAR

By:	/S/ DOUGLAS S. HORAN
Name:	Douglas S. Horan
Title:	Senior Vice President, Secretary and General Counsel